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                           IDS LIFE SERIES FUND, INC.

                                POWER OF ATTORNEY

City of Minneapolis

State of Minnesota

Each of the undersigned, as a director or officer of IDS Life Series Fund, Inc., which is an open-end, diversified investment company that previously has filed registration statements and amendments thereto pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940 with the Securities and Exchange Commission, File Numbers 2-97636 and 811- 4299, respectively, hereby constitutes and appoints William A. Stoltzmann, Mary Ellyn Minenko, Sherilyn K. Beck, Colin Lancaster and Timothy S. Meehan or any one of them, as his/her attorney-in-fact and agent, to sign for him/her in his/her name, place and stead any and all further filings, applications (including applications for exemptive relief), periodic reports, registration statements (with all exhibits and other documents required or desirable in connection therewith), other documents, an amendments thereto and to such filings, applications, periodic reports, registration statements, other documents, and amendments thereto with the Securities and Exchange Commission, and any necessary states, and grants to any or all of them the full power and authority to do and perform each and every act required or necessary in connection therewith.

Dated the 11th day of April 1997.


/s/  Richard W. Kling                /s/  Morris Goodwin Jr.
     Richard W. Kling                     Morris Goodwin Jr.


/s/  Edward Landes                   /s/  Paul F. Kolkman
     Edward Landes                        Paul F. Kolkman


/s/  Carl N. Platou                  /s/  Lorraine R. Hart
     Carl N. Platou                       Lorraine R. Hart


/s/  Gordon H. Ritz                  /s/  William A. Stoltzmann
     Gordon H. Ritz                       William A. Stoltzmann


/s/  Jeffrey S. Horton               /s/  Timothy S. Meehan
     Jeffrey S. Horton                    Timothy S. Meehan